Exhibit 3.49(a)

OPERATING AGREEMENT
OF
LGI HOMES – NEVADA, LLC

THIS OPERATING AGREEMENT OF LGI HOMES – NEVADA, LLC (as amended from time to time, this “Agreement”) is adopted this 17th day of November, 2016, by the initial sole member identified on Exhibit A (the “Member”), as the Member of LGI HOMES – NEVADA, LLC, a Nevada limited liability company (the “Company’’).

WITNESSETH:

WHEREAS, the Company was formed on November 17 , 2016, upon execution and filing of its Articles of Organization with the office of the Secretary of State of the State of Nevada; and

WHEREAS, the Member desires to adopt this Agreement in order to provide for the regulation and management of the Company and to set forth the respective rights, duties and obligations of the Member and the Manager(s) in connection therewith;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.         Formation of the Company; Initial Member. The Company was formed under and shall be operated in accordance with Title 7, Chapter 86 of the Nevada Revised Statutes (the “Act”). To the extent this Agreement conflicts with the Company’s Articles of Organization, this Agreement shall govern and control to the extent permitted by law.

Section 2.         Member Interest. The Member, as the sole Member of the Company, shall have a one hundred percent (100%) “Member Interest.” From time to time the Manager shall amend Exhibit A as necessary to reflect the aggregate capital contributions of the Member.

Section 3.         Place of Business, Registered Office and Registered Agent. The principal place of business of the Company shall be 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380. The Manager may from time to time change the principal place of business of the Company to such other place as the Manager deems appropriate. The registered office of the Company in the State of Nevada shall initially be 2215-B Renaissance Drive, Las Vegas, NV 89119 and the registered agent for service of process on the Company in the State of Nevada shall be Corporation Service Company. The Manager may from time to time change the registered office of the Company to such other place, or the registered agent of the Company to such other person, as the Manager deems appropriate.

Section 4.          Company Purposes. The Company has been organized for the purposes of conducting any and all lawful business for which a limited liability company may be organized under the Act.

Section 5.         Capital Contributions. The Member has contributed to the Company such property and money in the amount set forth opposite the Member’s name on Exhibit A.

Section 6.          Distributions. The Company shall make distributions of cash or property to the Member (including upon liquidation of the Company) in such amounts and at such times as may be determined from time to time by the Manager or the Member. The Member intends for the Company to be disregarded as an entity for federal income tax purposes and for state income tax purposes in those states that follow federal tax classifications.

Section 7.          Management of the Company. The business affairs of the Company shall be managed by a Manager. Except as expressly provided herein or as otherwise required by applicable law, the Manager shall have complete and exclusive control of the management of the Company’s business and affairs. The Manager shall serve until his or her successor shall have been duly elected, or until his or her earlier death, resignation or removal. The Manager may be removed at any time, with or without cause, by affirmative vote of the Member. LGI Homes Group, LLC is the initial Manager of the Company. The Manager may from time to time delegate to one or more individuals (each an “Officer”) any portion of its authority granted hereunder and under the Act as the Manager deems appropriate. Each Officer shall hold office until such Officer’s death, incapacity, resignation or removal or until the appointment of a successor. An Officer may be removed as an Officer by the Manager at any time with or without cause. An Officer may resign as an Officer at any time by communicating his resignation to the Manager, orally or in writing.

Section 8.          Indemnification.

(a)          Indemnification of Manager, Member, Employee or Agent: Proceeding Other than by Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was an organizer, Member, Manager, officer, employee or agent of this Company, or is or was serving at the request of this Company as an organizer, manager, director, officer, employee or agent of another limited-liability company or corporation, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of this Company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(b)          Indemnification of Manager, Member, Employee or Agent: Proceeding by Company. The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of this Company to procure a judgment in its favor by reason of the fact that he is or was an organizer, Member, Manager, officer, employee or agent of this Company, or is or was serving at the request of this company as an organizer, member, manager, director, officer, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the actions or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this Company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to this Company or for amounts paid in settlement to this Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)          Advance of Expense. Expenses incurred in defending a civil or criminal action, suit or proceeding brought other than by the Company shall be paid by the Company in advance until the earlier to occur of (a) the final disposition of the action, suit or proceeding in the specific case, or (b) a determination that indemnification is not proper under the circumstances because the applicable standard of conduct set forth in this Section 8 has not been met. Expenses incurred in defending a civil or criminal action, suit or proceeding brought by the Company may be paid by the Company in advance of the final disposition of the action, suit or proceeding, as authorized by the Company pursuant to Section 8 in the specific case. Any advance of expenses shall not commence until receipt by the Company of an undertaking by or on behalf of the individual seeking such advance to repay any advanced amount unless it shall ultimately be determined that such individual is entitled to be indemnified by the Company as authorized in this Section 8.

(d)          Determination of Indemnification. Any indemnification under Section 8(a) and 8(b), unless ordered by a court or advanced by the Company, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the organizer, member, manager, officer, employee or agent is proper in the circumstances. The determination must be made: (i) By the Manager if the Manager was not a party to the act, suit or proceeding; or (ii) If the Manager was a party to the act, suit or proceeding, by the Member.

(e)          Cooperation of Indemnitee. Any person seeking indemnification pursuant to this Section 8 shall promptly notify the Company of any action, suit or proceeding for which indemnification is sought and shall in all ways cooperate fully with the Company and its insurer, if any, in their efforts to determine whether or not indemnification is proper in the circumstances, given the applicable standard of conduct set forth in this Section 8. Any person seeking indemnification pursuant to this Section 8 other than with respect to (a) a criminal action, suit, or proceeding, or (b) an action, suit, or proceeding by or in the right of the Company, shall (i) allow the Company and/or its insurer the right to assume direction and control of the defense thereof, if they elect to do so, including the right to select or approve defense counsel, (ii) allow the Company and/or its insurer the right to settle such actions, suits, or proceedings at the sole discretion of the Company and/or its insurer, and (iii) cooperate fully with the Company and its insurer in defending against, and settling such actions, suits, or proceedings.

(f)          Non-Exclusivity. The indemnification provided by this Section 8 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Act, the Articles or this Agreement or any agreement, vote of Member or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Member, Manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(g)         Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was an organizer, Manager, Member, officer, employee, or agent of the Company, or is or was serving the Company with a contractual commitment of indemnification, or is or was serving at the request of the Company as an organizer, member, manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Act, as amended from time to time,

(h)          Additional Indemnification. The Company may provide further indemnity, in addition to the indemnity provided by this Section 8, to any person who is or was an organizer, Manager, Member, officer, employee or agent of the Company, or is or was serving the Company with a contractual commitment of indemnification, or is or was serving at the request of the Company as an organizer, member, manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct.

Section 9.          Dissolution. The Company shall begin on the date of the filing of its articles of organization and shall continue until dissolved in accordance with the terms hereof. The Company shall be dissolved upon the earlier of any of the following (each an “Event of Dissolution”): (i) the determination of the Member that the Company shall be dissolved; (ii) the entry of a decree of judicial dissolution under Section 86.495 of the Nevada Revised Statutes (the “NRS”); or (iii) upon the administrative termination by the Nevada Secretary of State under Section 86.495 of the NRS, provided that the Company shall not have applied for reinstatement pursuant to Section 86.276 of the NRS.

Section 10.        Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.

Section 11.        Entire Agreement. This Agreement constitutes the entire operating agreement of the Company and supersedes all prior agreements and understandings, both written and oral, with respect to that subject.

Section 12.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principle of conflict of laws thereof and such federal laws as may apply.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

Acceptance and Approval by Member

LGI Homes Group, LLC,
a Texas limited liability company

By:	/s/ Meg Britton
Name: Meg Britton
Title: Officer and Authorized Signatory

Acceptance and Approval by Manager

LGI Homes Group, LLC,
a Texas limited liability company

By:	/s/ Meg Britton
Name: Meg Britton
Title: Officer and Authorized Signatory

EXHIBIT A

MEMBER
Member	Member Interest	Capital Contribution
LGI Homes Group, LLC 1450 Lake Robbins Dr., Suite 430 The Woodlands, Texas 77380	100%	$100.00

A-1